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[AGL RESOURCES LOGO APPEARS HERE]


                                                                      Exhibit 99



                                    FOR IMMEDIATE RELEASE
CONTACTS
FINANCIAL COMMUNITY                            MEDIA

MELANIE M. PLATT                               ROSS WILLIS
VICE PRESIDENT, INVESTOR RELATIONS             CORPORATE COMMUNICATIONS
(404) 584-3420                                 (404) 584-3769

JOSEPH P. HEFFRON
INVESTOR RELATIONS SPECIALIST
(404) 584-3427

   AGL RESOURCES MAKES ANNOUNCEMENT REGARDING RESULTS FOR THE FOURTH QUARTER
                      AND SALE OF JOINT VENTURE INTERESTS

ATLANTA, GEORGIA, September 22, 1999 ----- AGL Resources Inc. (NYSE: ATG) today announced that it expects operating earnings for its fourth quarter of fiscal 1999 to be lower than analysts' estimates, although the company expects a modest profit from operations for the quarter. The company also made an announcement regarding the sale of its wholesale natural gas and power marketing Sonat joint venture interests.

The company cited the continued accelerated pace of customer migration to gas marketers for gas sales service as the primary cause for the lower fourth quarter operating earnings. It originally was anticipated that the customer migration process would take up to two years, but in fact, it was completed in less than 12 months.

The unexpected, accelerated pace has created a disparity between the rate at which the utility has been able to eliminate costs and the rate at which it needs to eliminate costs to offset revenue that was lost as customers migrated to marketers. The regulatory framework governing the transition to competition assumes that Atlanta Gas Light Company's costs associated with providing customer service decrease each time a customer switches to a marketer and that those costs are eliminated at the time the switch is made. Based on those assumptions, each time a customer migrated to a marketer the regulatory framework reduced the amount of revenue Atlanta Gas Light Company was entitled to collect. The utility, however, has not been able to immediately eliminate a significant portion of the costs associated with customer service and, in fact, customer demand for certain services from the utility increased rather than decreased during the transition period.
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For example, because of customers' questions about changes in their natural gas service, the company continued to incur higher-than-expected customer service expenses as the random assignment date (August 11, 1999) approached.
Responding to significantly heavier-than-normal volumes in telephone inquiries was among the company's many customer service activities. The company continues to experience heavier-than-normal customer service activities as it approaches a fully competitive environment on October 1, 1999.

"We expected that the transition to competition would pose challenges for us. However, the extremely rapid pace of customer migration, coupled with unanticipated and unpredictable increases in customer service and marketer needs, continues to have consequences that are challenging to our financial results," said Walter M. Higgins, Chairman and CEO. "As a customer-focused enterprise, we believe it is essential for the utility to maintain a high level of service to assist customers through a period of new choices and transition."

The company is pursuing aggressive cost management solutions, several of which are already being implemented, according to Higgins. "The right steps are underway to bring revenues and expenses into balance in fiscal year 2000 by, for example, consolidating and automating certain operations."

Earnings for AGL Resources' fourth quarter are expected to be released on Monday, November 1, 1999.

Sale of Joint Venture Interests
-------------------------------

AGL Resources also announced the completion on August 12, 1999, of the sale of its interest in Sonat Marketing Company, L.P., a natural gas marketer, for $40 million. In a separate transaction, the company currently expects the sale of its interest in Sonat Power Marketing, L.P., a wholesale power marketer, for $25 million to close within the next several weeks. Completion of the sale of the company's interest in Sonat Power Marketing is subject to, among other things, approval of the Federal Energy Regulatory Commission. According to terms of the agreement with Sonat, the company will not be allocated any gain or loss from either joint venture for any period subsequent to June 30, 1999.

In the fourth quarter, the company will recognize a one-time pre-tax gain of approximately $15 million associated with the completion of the sale of its interest in the gas marketing joint venture. Proceeds from the sale will be used for general corporate purposes.

AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, serves nearly 1.5 million customers in Georgia and, through Chattanooga Gas Company, in southern
Tennessee. Although natural gas distribution is AGL
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Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing, customer care services for energy marketers and wholesale and retail propane sales.

Statements made in this press release other than those containing historical information should be considered as forward-looking statements and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. AGL Resources wishes to caution readers that results and events subject to forward-looking statements could differ materially because, among other things, of the following factors: continued uncertainty regarding the impact of changes in state and federal legislation and regulation on the company and the natural gas industry, including the company's need to manage resulting challenges regarding expenses; the completion of the sale of Sonat Power Marketing, L.P. is subject to regulatory approval; the effects of competition, particularly in markets where prices and service providers historically have been regulated; changes in the price and demand for natural gas; and other risks and factors identified in the company's filings with the Securities and Exchange Commission.